EXHIBIT 14


                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


            Amendment No. 1 ("Amendment No. 1"), dated as of February 9, 1999, amending the Agreement and Plan of Merger, dated as of November 22, 1998 (the "Agreement"), between Hudson General Corporation, a Delaware corporation (the "Company"), and River Acquisition Corp., a Delaware corporation (the "Merger Sub").

            WHEREAS, in accordance with Section 8.03 of the Agreement, the parties hereto desire to amend the Agreement to reflect the parties agreement that the Merger Consideration (as defined in the Agreement) has been increased from $57.25 per share in cash to $61.00 per share in cash;

            NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning provided therefor in the Agreement.

            2. Amendments to Agreement. The Agreement is hereby amended as set forth in this Section 2:

                  (i) The first "WHEREAS" clause of the Agreement is amended to delete the number "$57.25" and replace it with the number "$61.00".

                  (ii) The first sentence of Section 2.01(a) of the Agreement is hereby amended to read in its entirety as follows:

                        "(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares (as defined below)) shall be converted into the right to receive $61.00 in cash, without interest (the "Merger Consideration")."

            3. Miscellaneous. Except as expressly amended hereby, the terms and conditions of the Agreement shall continue in full force and effect. This Amendment No. 1 is limited precisely as written and shall not be deemed to be an amendment

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to any other term or condition of the Agreement or any of the documents referred to therein. Wherever "Agreement" is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be to the Agreement as amended hereby.

            4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            5. Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of laws rules thereof.

            IN WITNESS WHEREOF, the Company and Merger Sub have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                    COMPANY:

                                    HUDSON GENERAL CORPORATION

                                    By: /s/ Michael Rubin
                                        ------------------------------------
                                        Name: Michael Rubin
                                        Title: President



                                   MERGER SUB:

                                   RIVER ACQUISITION CORP.

                                    By: /s/ Jay B. Langner
                                        ------------------------------------
                                        Name: Jay B. Langner
                                        Title: Chairman





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